UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

1710 SAIC Drive, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

(703) 676-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2012, we entered into a letter agreement with Walter P. Havenstein relating to his retirement as the Company’s Chief Executive Officer. Mr. Havenstein’s retirement as CEO and his resignation as a director will be effective February 29, 2012.

The agreement provides that Mr. Havenstein will receive his normal base salary and benefits through his retirement date and a lump sum payment on his retirement date equal to his base salary prorated from the retirement date through January 31, 2013. In addition, Mr. Havenstein will be entitled to receive a cash incentive award for the fiscal year recently ended on January 31, 2012 and for the current fiscal year ending January 31, 2013 (prorated based on the length of his service during this fiscal year). The cash incentive awards will be determined based on the achievement of the pre-established performance criteria for the applicable year.

The agreement further provides that the remaining unvested portion of the restricted stock awards and stock option awards granted to Mr. Havenstein on September 21, 2009 as an inducement to join our company will become vested on his retirement date. All other equity or equity-based awards subsequently granted to him that are scheduled to vest after the retirement date will be forfeited. The vested portion of Mr. Havenstein’s options will remain exercisable for 90 days following his retirement date in accordance with the provisions of his option agreements.

In consideration, Mr. Havenstein agreed that, through March 31, 2013, he will not (i) engage in or accept employment by any business in competition with us in the United States, or (ii) render services or act on behalf of any entity which provides the same or competitive products or services as we provide in the United States, or (iii) solicit any customer or teammate of ours for purposes of providing products or services in competition with us.

Finally, the agreement reaffirms Mr. Havenstein’s existing confidentiality, compensation disgorgement and non-solicitation obligations and includes customary mutual non-disparagement and release of claims provisions.

A copy of the agreement is filed herewith as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Letter Agreement, dated February 23, 2012, between the Company and Walter P. Havenstein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: February 24, 2012	By:	/s/ Vincent A. Maffeo
Vincent A. Maffeo
	Its:	Executive Vice President and
General Counsel

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